Exhibit 99

Press Release

FOR IMMEDIATE RELEASE

Entrust Achieves Breakeven Goal for Fourth Quarter 2003

•	Revenues increased to $23.7 million – an increase of 18% from Q3, 2003

•	Services revenues reached a two-year high due to strong demand for the company’s architecture and deployment services with record support and maintenance revenue

•	GAAP earnings of $.00 per share – versus a loss of $0.14 per share in Q3, 2003 and a loss of $.07 per share in Q4, 2002

•	Balance Sheet - $105 million in cash and marketable securities, with no debt

DALLAS – January 27, 2004 – Entrust, Inc. [Nasdaq: ENTU], a world leader in securing digital identities and information, today announced financial results for its fiscal quarter ended December 31, 2003.

Entrust recorded a Q4, 2003 net profit of $60 thousand, or $0.00 per share, compared to a Q3, 2003 net loss of $9.0 million, or $0.14 per share, and a Q4, 2002 net loss of $4.6 million, or $0.07 per share. Revenues were $23.7 million in Q4, 2003, compared to $20.0 million in Q3, 2003 and $24.7 million in Q4, 2002. The company also reported cash and marketable investments of $105 million, with no debt.

“I am pleased with our revenue growth and our ability to achieve our goal of breakeven,” said Bill Conner, Entrust chairman, president and chief executive officer. “The team’s execution on delivering new products that drove revenue growth, while managing costs, were key factors in our return to profitability. With these underpinnings in place, we are positioned to grow revenue and increase profits in 2004.”

Business Metrics:

•	The largest transaction in the quarter involved a new strategic partner and an existing UK government customer who selected Entrust for its strong authentication capabilities. This healthcare agency will utilize the Entrust Entelligence™ portfolio for the protection and privacy of healthcare information of UK residents. Two of the top five customers in the quarter purchased Entrust’s Secure Identity Management Solution to provide access management and provisioning for internal and external use. The remaining top five deals were for Entrust’s Entelligence™ Security Provider, a new thin-client security platform that provides enhanced security for Microsoft Windows environments. All of the top five deals in the quarter involved new products and solutions that Entrust launched within the last nine months.

•	The top five transactions accounted for 20% of Q4, 2003 revenues compared to 13% in Q3, 2003. The average purchase size this quarter was $121,000, an increase of 53% from Q3, 2003. This increase was driven primarily by two deals that were worth over $1 million in the quarter. This figure represents Entrust’s highest average transaction size of the year.

•	Secure Web Portal and Secure Identity Management Solutions revenue increased by 44% from Q3, 2003. These solutions made up a total of 39% of the fourth quarter software revenue. Entrust GetAccess 7.0 (with Entrust’s new server based pricing model) coupled with Entrust’s Secure Identity Management Solution were key drivers of revenue in the quarter.

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•	Entrust’s Secure Desktop Applications revenue increased by 76% from Q3, 2003. These solutions made up a total of 43 percent of the fourth quarter software revenue. Entrust’s new Secure Messaging solution, Secure File Transfer and Secure E-forms were the applications driving acceptance of the company’s PKI-based solutions in the quarter.

•	Extended Enterprise accounted for 57% and extended government accounted for 43% of the software revenue in the quarter. Entrust continues to see increasing customer interest from both extended governments and enterprises globally.

Financial Metrics:

“I am pleased that we were able to execute on our second quarter, 2003 plan to grow revenues and decrease costs,” said David Wagner, Entrust chief financial officer. “We are entering 2004 on a solid financial foundation on which we can grow revenue and profitability.”

•	Global revenues: Total revenues increased to $23.7 million in Q4, 2003, which includes $7.8 million in software, or 33% of total revenue in the quarter, and $15.9 million in services, or 67% of total revenue in the quarter. The Q4, 2003 software revenue of $7.8 million represents an increase of 52% from Q3, 2003, as Entrust had two deals over $1 million in Q4 compared to none over $1 million in Q3, 2003. Services revenue of $15.9 million was the highest Entrust has achieved in over 2 years. The increase in services revenues was due to strong demand for Entrust’s architecture and deployment services and record support and maintenance revenue.

•	Gross margins: Gross margins at 62% were up six percentage points from Q3, 2003 and up one percentage point from Q4, 2002. The increase from Q3, 2003 resulted from the higher mix of software revenue attained in Q4, 2003. Services gross margins at 51%, were up four percentage points from Q3, 2003 and were up seven percentage points from Q4, 2002. This was due to the increase in services revenue and cost savings measures associated with the Q2, 2003 restructuring initiatives.

•	Operating expenses: Operating expenses of $14.7 million in Q4, 2003 were down from $20.2 million in Q3, 2003 and $19.9 million in Q4, 2002. The $20.2 million of operating expenses in Q3, 2003 included approximately $2.2 million of expenses related to the May 2003 restructuring plan. Q4, 2003 and Q4, 2002 operating expenses included no restructuring expenses. The decrease from Q3, 2003 and Q4, 2002 to Q4, 2003 was due to cost savings associated with Entrust’s Q2, 2003 restructuring plan.

•	Earnings: Net income in accordance with GAAP was $60 thousand, or $0.00 per share, compared to a $9.0 million net loss, or $0.14 per share in Q3, 2003 and a net loss of $4.6 million, or $0.07 per share, in Q4, 2002. Increased revenue coupled with the cost savings measures implemented in the Q2, 2003 restructuring initiative drove earnings improvement in the quarter.

•	Asset management: Entrust closed the quarter with $104.7 million in cash and marketable investments and no debt. The DSO (days sales outstanding) was 71 days, compared to 73 in Q3, 2003, and 81 in Q4, 2002.

Financial Outlook:

For the first quarter of 2004, Entrust is currently targeting a GAAP net loss per share in a range of $0.03 to $0.00 or breakeven. Revenues are expected to be in the range of $22.0 million to $24.0 million. Entrust is planning first quarter cash and marketable investments at March 31, 2004 to be above $100 million with no debt.

The Company also gave an update to the status of the demand registration from Nortel Networks pursuant to its Amended and Restated Registration Rights Agreement, dated July 29, 1998. The demand registration is for the approximate 7.3 million shares of Entrust common stock that Nortel Networks holds. The Company is continuing the process of responding to comments in connection with the Securities and Exchange Commission’s review of the registration statement. The Company has responded to all of the comments it has received and is working with the staff to resolve them in the near term.

Technology and Industry Highlights:

•	Entrust became a new member in the Microsoft Gold Certified Partner Program. In addition, the Entrust Entelligence™ Security Provider (ESP), a thin-client PKI desktop client, achieved Microsoft Gold Certified Product Status, demonstrating Entrust’s commitment to interoperability and delivering high-quality products for the Windows platform. This product is the first PKI product to achieve MS Gold Certified product designation.

•	Entrust launched new feature enhancements to its Secure Messaging Solution at Lotusphere, including a revolutionary way for Lotus Notes users to communicate securely with partners and customers.

•	Entrust unveiled its support for Oracle Identity Management, which allows organizations to effectively deploy secure identity management services, Web single sign-on and authorization, as well as enhanced authentication for applications and environments across the heterogeneous enterprise.

•	Entrust signed an OEM partnership agreement with Cyclone Commerce, in which Cyclone will use Entrust technology to help buyers place and manage Controlled Substance Order System orders electronically, using strong, FIPS 140-2 validated security that surpasses DEA requirements.

•	Entrust unveiled its Entrust Certificate Management Service, enabling automated SSL Certificate Management. This new service helps extended enterprises and governments relieve the cost and complexity of managing the lifecycle of SSL certificates. The capability will be bundled with Entrust’s current SSL Certificate offering, which already provides customers with low cost, easy to deploy SSL security.

•	Entrust Authority Security Manager was validated to comply with a German interoperability standard and became the first security solution to conform to the specifications for the CA Server Product Class.

•	Entrust continued its leadership in Information Security Governance for the fourth quarter by Co-chairing the Corporate Governance Task Force. This task force is a public-private initiative jointly sponsored by the U.S. Department of Homeland Security and members of the high-tech industry. At the December National Cyber Security Summit in California the task force adopted an Information Security Governance framework for use in private industry. The task force will be addressing and recommending how enterprises should go forward with Information Security Governance framework in March.

Entrust will host a live teleconference and Webcast on Tuesday, January 27, at 5:00 p.m. ET, featuring Chairman and CEO Bill Conner and CFO David Wagner discussing Entrust’s Q4 results. The conference call is available by dialing 1-800-814-4859. Conference audio will also be available live via Webcast at a direct link at http://webevents.broadcast.com/cnw/entrust20040127 or through http://www.entrust.com/investor/calendar.htm. Please log on about 15 minutes prior to the call in order to register, download and install any necessary audio software. The Webcast will be accessible for 90 days at the above Internet addresses.

For those unable to attend the live conference call, an audio replay will be available beginning at 7:00 p.m. ET, Tuesday, January 27, through Tuesday, February 3rd at 11:59 p.m. ET. The North American replay number is 877-289-8525 and the International replay number is 416-640-1917. Both numbers have a pass code of 21031516#.

This press release contains forward-looking statements relating to Entrust’s projected revenue range, net loss range and net loss per share range for the fourth quarter of 2003 and first quarter of 2004, and cash and marketable investments balance. Such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses, issues associated with revenue recognition, issues raised in connection with the review of quarterly financial results, and the risk factors detailed from time to time in Entrust’s periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust’s Annual Report on Form 10-K and 10-K/A for the fiscal year ended December 31, 2002. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

No part of this press release should be construed as constituting an offer of any securities for sale.

About Entrust

Entrust, Inc. [Nasdaq: ENTU] is a world leader in securing digital identities and information, enabling businesses and governments to transform the way they conduct online transactions and manage relationships with customers, partners and employees. Entrust’s solutions promote a proactive approach to security that provides accountability and privacy to online transactions and information. Over 1,250 enterprises and government agencies in more than 50 countries use Entrust’s portfolio of security software solutions that integrate into the broad range of applications organizations use today to leverage the Internet and enterprise networks. For more information, please visit http://www.entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact:	Media Contact:

David Rockvam	Carrie Bendzsa
Investor Relations	Media Relations
972-713-5824	613-270-3455
david.rockvam@entrust.com	carrie.bendzsa@entrust.com

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ENTRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

(in thousands, except per share data)

	Three Months Ended December 31		Year Ended December 31
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
License	$7,816	$9,710	$28,552	$42,252
Services and maintenance	15,896	15,000	59,342	60,495

Total revenues	23,712	24,710	87,894	102,747

Cost of revenues:
Licenses	1,210	906	3,771	3,674
Services and maintenance	7,771	8,458	31,395	33,680
Amortization of purchased product rights	—	284	568	1,136

Total cost of revenues	8,981	9,648	35,734	38,490

Total gross profit	14,731	15,062	52,160	64,257

Operating expenses:
Sales and marketing	7,246	10,208	34,985	44,128
Research and development	4,384	5,815	22,566	24,151
General and administrative	3,070	3,916	13,143	14,840
Impairment of purchased product rights	—	—	1,134	—
Restructuring charges and adjustments	—	—	13,623	(1,079)

Total operating expenses	14,700	19,939	85,451	82,040

Income (loss) from operations	31	(4,877)	(33,291)	(17,783)

Other income (expense):
Interest income	271	622	1,680	3,346
Foreign exchange gain (loss)	(59)	42	(431)	(72)
Loss from equity investment	(153)	(97)	(603)	(602)
Realized loss on investment	—	—	—	(220)
Write-down of long-term strategic investments	—	—	(2,780)	(1,238)

Total other income (expense)	59	567	(2,134)	1,214

Income (loss) before income taxes	90	(4,310)	(35,425)	(16,569)

Provision for income taxes	30	279	441	1,350

Net income (loss)	$60	$(4,589)	$(35,866)	$(17,919)

Weighted average common shares used
Basic	63,551	64,805	63,588	64,946
Diluted	65,562	64,805	63,588	64,946

Net income (loss) per share
Basic	$0.00	$(0.07)	$(0.56)	$(0.28)
Diluted	$0.00	$(0.07)	$(0.56)	$(0.28)

ENTRUST, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	Dec 31, 2003	Dec 31, 2002
	(unaudited)
ASSETS

Cash and marketable investments	$104,668	$131,446
Accounts receivable, net of allowance for doubtful accounts	18,771	22,323
Other current assets	3,980	4,500
Property and equipment, net	7,678	12,795
Purchased product rights, net	—	1,702
Goodwill, net	11,186	11,186
Long-term equity investment	660	1,264
Other long-term assets, net	1,809	4,355

Total assets	$148,752	$189,571

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accruals	$15,811	$21,766
Accrued restructuring charges	35,426	33,166
Deferred revenue	16,615	16,547
Long-term liabilities	228	227

Total liabilities	68,080	71,706

Shareholders’ equity	80,672	117,865

Total liabilities and shareholders’ equity	$148,752	$189,571